Exhibit 23.4 Plaza Pablo Ruiz Picasso, 1 Torre Picasso 28020 Madrid Espaňa Tel: +34 915 14 50 00 Fax: +34 915 14 51 80 +34 915 56 74 30 www deloitte es

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of 6.80% Non-Cumulative Guaranteed Series 4 Preferred Securities on Form F-4 of our reports dated June 22, 2007, except for Notes 58 and 59 as to which the date is June 29, 2007 relating to the consolidated financial statements of Banco Santander, S A (formerly named Banco Santander Central Hispano, S A) (which report expressed an unqualified opinion and includes an explanatory paragraph stating that the EU-IFRS required to be applied under Bank of Spain’s Circular 4/2004 vary in certain significant respects from accounting principles generally accepted in the United States of America (“U S GAAP”), that the information relating to the nature and effect of such differences is presented in Notes 59 and 59 to the consolidated financial statements of Banco Santander, S A), and to the management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 20-F of Banco Santander, S A for the year ended December 31, 2006 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE, S L.
DELOITTE, S L.
Madrid, Spain
October 5, 2007